Exhibit 10.1

EXECUTIVE SEPARATION AGREEMENT AND RELEASE

THIS EXECUTIVE SEPARATION AGREEMENT AND RELEASE (the “Agreement”), by and between AEGION CORPORATION, a Delaware corporation (“Employer”), and J. JOSEPH BURGESS (“Executive”), is entered into and effective as of this 3rd day of May 2014.

Preliminary Statement

A.    Executive has voluntarily and irrevocably terminated his employment with Employer and its subsidiaries and has resigned his officer and director positions with Employer and its subsidiaries, with such termination of employment and resignation from such officer and director positions effective as of May 3, 2014 (the “Employment Termination Date”).

B.    Without any admission as to fault, liability or wrongdoing, to ensure an effective and smooth transition in leadership, and to avoid the time, distractions and resource expenditures potentially associated with Executive’s departure, Employer and Executive desire to resolve all matters relating to or arising out of Executive’s employment by Employer and Executive’s resignation of his officer and director positions and the termination of Executive’s employment with Employer on the terms described below.

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Termination of Executive’s Employment; Resignation by Executive from All Officer and Director Positions.

(a)    Resignation from Employment with Employer and from All Officer and Director Positions. Executive has voluntarily resigned from his employment with Employer and its subsidiaries and from his officer and director positions with Employer and any of its subsidiaries as set forth in Appendix A hereto and from all positions with any employee benefit plans sponsored by Employer or any of its subsidiaries on the Employment Termination Date. These resignations were effected by means of a separate resignation letter in the form attached to this Agreement as Exhibit A, signed and delivered by Executive and accepted by Employer on the Employment Termination Date.

(b)    Public Statements Regarding Separation from Employment. Executive will not directly or indirectly make any statement, comment, announcement or press release concerning his separation from employment or the entering of this Agreement that is not agreed to and reviewed in advance by Employer, other than statements made in the normal course of seeking other employment. Executive, if requested, will cooperate with and assist Employer with respect to any statement, press release and/or announcement which Employer may make concerning his employment and/or his resignation and separation from employment.

2.    Termination Treated as Voluntary Resignation by Executive for All Purposes. In consideration for the representations, warranties, covenants and agreements made by Executive and contained in this Agreement, Employer will deem Executive’s resignation from his positions with Employer and its subsidiaries as a voluntary resignation by Executive for purposes of his Employment Letter, dated April 4, 2008 (the “Employment Letter”), by and between Executive and Employer, as well as for purposes of all outstanding stock option award agreements under Employer’s existing employee equity incentive plans. Executive’s rights and benefits at and after Executive’s termination of employment with Employer will be as set forth in the respective award agreements for each of these stock option awards, except as modified with the approval of Executive to comply with Section 409A of the Internal Revenue Code of 1986, as amended. For purposes of these outstanding equity awards, the Employment Termination Date will be the date that Executive’s employment with Employer will be deemed to be terminated.

Whether or not Executive signs this Agreement, he will receive wages or other compensation for all time worked through the Employment Termination Date, accrued vacation, and any other accrued leave time which Executive is entitled to under applicable law, through the Employment Termination Date. Except as provided in this Agreement, no payment, compensation, leave time, insurance or other benefits, will be furnished or paid to Executive. Executive shall continue to be entitled to all rights of indemnification provided to officers and directors, or former officers and directors of Employer as of this date, to the same extent as other officers and directors or former officers or directors of Employer.

3.    Prior Agreements Superseded; Representations and Releases.

(a)Prior Agreements, Practices, Policies and Procedures Regarding Severance or Separation Benefits Superseded. Executive agrees that the Employment Letter, and any other agreement between Employer and Executive with respect to severance or separation payments, is terminated as of the Employment Termination Date and any such agreement or any other severance practice, policy or procedure of Employer is superseded in its entirety by the terms of this Agreement in all respects. Executive will have no further rights, and Employer will have no further obligations, under any such agreement, practice, policy or procedure. Notwithstanding anything contained herein to the contrary, this Agreement shall not supersede or affect any confidentiality, non-solicitation, non-competition or invention assignment agreements between Executive and Employer, or any outstanding stock option equity award agreements between Executive and Employer.

(b)Representations. Executive represents and warrants to Employer that (i) Executive (A) has not filed any suit, action, claim, allegation or other proceeding at law or in equity, before any court, governmental agency, arbitration panel or other forum of any nature (an “Action”) with respect to the matters released below or (B) will not prosecute, and will immediately dismiss with prejudice, any pending Action with respect to the matters released below; (ii) Executive has not assigned to any other person or entity any right(s) or claim(s) Executive may have against Employer; and (iii) in deciding to execute this Agreement (A) no fact, evidence, event or transaction currently unknown to Executive, but which may hereinafter become known to Executive, shall affect in any way or any manner the final or unconditional nature of this Agreement; (B) Executive’s execution of this Agreement is a knowing and voluntary act on Executive’s part; (C) Executive has been provided with a reasonable and adequate period of time to consider this Agreement and consult with his attorneys and advisors concerning this Agreement before signing it; and (D) Executive has not been promised anything or provided any consideration for entering into this Agreement that is not specified in this Agreement. In addition, Executive hereby represents and warrants that, to the best of his knowledge, Executive has disclosed to Employer’s Board of Directors, on or prior to the Employment Termination Date, any material violation of federal, state, foreign or local criminal law or regulation that is applicable to Employer, any threatened or pending federal, state, foreign or local governmental criminal investigation against Employer and any practice or policy of Employer that may be unlawful under applicable federal, state, foreign or local criminal law.

(c)Waiver and Release. Executive hereby releases, gives up and waives any and all known and unknown rights, causes of action, lawsuits and claims for liability Executive may now or in the future have against any of the Employer Parties (defined below) in any way arising out of, based upon or relating to (i) Executive’s employment with Employer or any of its subsidiaries, or the termination of or resignation from such employment, (ii) any promise, policy, agreement, action or conduct of any of the Employer Parties to date, or (iii) any fact occurring prior to this date. Executive acknowledges that this means that, among other claims, Executive is releasing the Employer Parties from and may not bring claims against any of them under (i) Title VII of the Civil Rights Act of 1964 or Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination based on race, color, national origin, ancestry, religion, or sex; (ii) the Age Discrimination in Employment Act, which prohibits discrimination based on age; (iii) the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; (iv) the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (v) the WARN Act, which requires that advance notice be given of certain workforce reductions; (vi) the Employee Retirement Income Security Act, which among other things, protects employee benefits; (vii) the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; (viii) the Sarbanes-Oxley Act of 2002, which, among other things, provides “whistleblower” protection; (ix) the National Labor Relations Act; (x) the Missouri Human Rights Act; (xi) the Missouri Service Letter Statute; (xii) any applicable federal, state or local law prohibiting any form of discrimination or retaliation; (xiii) any law prohibiting retaliation based on exercise by Executive of rights under any law providing “whistleblower” protection, providing workers’ compensation benefits, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer’s right to terminate employees or otherwise regulating employment, (xiv) any claim of slander, defamation, infliction of emotional distress, invasion of privacy or violation of privacy rights; and (xv) any law or decision enforcing express or implied employment contracts, requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law or decision relating to salary, commission, compensation, benefits, and other matters. Except to the extent provided otherwise elsewhere in this Agreement, Executive further hereby releases, gives up and waives any and all rights and claims Executive had, has or will have to any bonus or payment under any bonus or incentive plan or program of Employer, including, among others, Employer’s 2014 Annual Incentive Plan and Employer’s Long-Term Incentive Plan for any plan periods not yet completed, and also hereby surrenders to Employer, as of the Employment Termination Date, any restricted stock and performance share unit awards outstanding as of the Employment Termination Date and stock options that have not yet become exercisable at the Employment Termination Date. Executive specifically represents that Executive has not been treated adversely on account of age, race, national origin or gender, or in retaliation for exercising any legal rights or reporting any alleged violation of law, nor has Executive otherwise been treated wrongfully in connection with Executive’s employment with Employer or Executive’s separation from employment and that he has no claim under the Age Discrimination in Employment Act, or any other federal, state or local law, decision, order or regulation concerning discrimination or retaliation. Executive is not eligible for severance under any agreement, severance plan, program, policy or arrangement of Employer or any of its subsidiaries or affiliates and Executive specifically waives any right Executive may have to receive benefits under any such agreement, severance plan, program, policy or arrangement. Executive acknowledges that Employer relied on the representations and promises in this Agreement in agreeing to enter into this Agreement and to continue the stock option equity awards in accordance with their respective award agreements as described in Section 2. Executive understands that Executive is releasing claims for events that have occurred prior to Executive’s signing this Agreement that Executive may not know about. Notwithstanding anything contained herein to the contrary, this release does not include (and Executive does not release) claims arising after the date Executive signs this Agreement, claims for vested benefits under any Employer benefit plan based upon Executive’s service until and ending on the Employment Termination Date, any claim for breach of this Agreement or any stock option equity award agreement, or any pending claims for workers compensation that have already been filed or for on-the-job injuries that have already been reported. In addition, Executive understands that by signing this Agreement Executive waives and gives up, among other claims, the right to file a lawsuit seeking monetary damages from the Employer Parties for discrimination claims, but that this Agreement and release does not prohibit Executive from making an administrative complaint of employment discrimination against any of the Employer Parties with a governing federal, state or local agency (although it would preclude and right to any recovery with respect to any such charge).

For purposes of this Agreement, the term “Employer Parties” means (1) Employer and any of its present or former direct or indirect subsidiaries, affiliates, and any joint venture or other entity in which Employer or any such entity has or had any ownership interest, (2) any employee benefit plans or trusts sponsored, established or maintained by Employer or any other entity described in (1) above, (3) the present and former directors, officers, employees, agents, administrators, trustees and fiduciaries of each entity described in (1) or (2) above, and (4) the respective insurers, successors and assigns of each person or entity described in (1), (2) or (3) above.

(d)     Nature of Release. It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known losses and damages but any future losses and damages not now known or anticipated but which may later develop or be discovered, including the effects and consequences thereof. It is further expressly understood and agreed that this Agreement may be pleaded as a counterclaim to or as a defense in bar or abatement of any action taken by or on behalf of Executive. Executive agrees that neither this Agreement nor performance hereunder constitutes or should be construed as an admission by Employer or any of the Employer Parties of any fault, liability, wrongdoing, or violation of any Employer policy, any federal, state, foreign or local law or regulation, common law, or any breach of any contract or any other wrongdoing of any type, all of which are expressly denied by Employer.

4.    Covenant Not To Sue; Indemnification. Executive agrees not to enter into any suit, action or other proceeding at law or in equity (including administrative actions), or to prosecute further any existing suit or action that might presently exist, or to make any claim or demand of any kind or nature against any of the Employer Parties, in any such case asserting any claim released by Executive by Section 3(c) of this Agreement. If Executive enters into any such suit, action or other proceeding in violation of this Section 4, Executive shall indemnify, defend and hold Employer and/or the Employer Parties harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, action, suits, costs, expenses and disbursements (including attorneys’ fees and expenses and court costs whether or not litigation is commenced and, if litigation is commenced, during all trial and appellate phases of such litigation) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against any such person in any way relating to, arising out of, connected with or resulting from such actions, including any of the matters released hereunder.

5.    Restrictive Covenants.

(a)    Confidentiality. Executive acknowledges that, as an executive of Employer, he has had access to confidential, proprietary and trade secret information of Employer. In addition, Executive acknowledges the competitive nature of Employer’s business and agrees and reaffirms that any information that is not public (by lawful means) or otherwise readily accessible by the public through lawful means acquired by Executive regarding Employer’s business, its finances, costs, pricing, contracts, customers, prospects, plans, products, manufacturing methods, technology, legal proceedings, personnel, directors and officers (whether or not such information is marked confidential) shall be considered Employer’s confidential information. In furtherance and not limitation of any prior agreements, to the extent that any of the following is not public (by lawful means) or otherwise readily accessible by the public through lawful means regarding confidentiality, Executive agrees not to disclose to anyone (other than Employer), or use for Executive’s benefit or the benefit of any other person (other than Employer), any trade secrets, marketing documents or information, financial statements, reports, salary information, product cost or price information, technical information, financial information, manufacturing methods, technology, any information relating to customers, production, prospects, bids, proposals or sales or any other information acquired by Executive regarding Employer or its business, directors, officers and employees (whether or not such information is marked confidential). With respect to this covenant, Executive agrees to allow a representative of Employer access to his personal computers for purposes of removing any Employer-owned or licensed software and any Employer files from such computers; such access shall occur under the supervision of a representative of Executive within seven (7) days of the date of this Agreement. Furthermore, Executive agrees to immediately return to Employer all Employer property and any information (including any copies thereof, electronic or otherwise) that Executive has received, prepared or helped to prepare during the course of Executive’s employment with Employer. On or before the Employment Termination Date, Executive agrees to return any Employer-owned personal mobile device, laptop and other related equipment that had been provided by Employer for Executive’s use.

(b)    Non-Solicitation. In furtherance and not limitation of any prior agreement between Executive and Employer with respect to non-solicitation matters, Executive acknowledges and agrees that, during the period from the Employment Termination Date through and ending two years thereafter: (1) Executive will not directly or indirectly recruit any employee, sales representative or other personnel of Employer or any of its subsidiaries or affiliates (other than secretarial, custodial and clerical employees) to work for another company or business; nor will Executive assist anyone else in recruiting or hiring any such employee to work for another company or business or discuss with any such person his or her leaving the employ of Employer or any of its subsidiaries or affiliates to engage in a business activity in competition with Employer or any of its subsidiaries or affiliates; and (2) Executive will not directly or indirectly (i) solicit or encourage any person, firm, corporation or other business entity to cease doing business, or reduce the level of business that could be done, with Employer or any of its subsidiaries or affiliates, or discuss doing so with any such person, firm, corporation or entity; or (ii) take away or procure for the benefit of any competitor of Employer or any of its subsidiaries or affiliates, any business of the type provided by or competitive with a product or service offered by Employer or any of its subsidiaries or affiliates.

(c)    Non-Compete. In furtherance and not limitation of any prior agreement between Executive and Employer with respect to non-compete matters, Executive agrees that during the period from the Employment Termination Date through and ending two years thereafter, Executive will not act as a consultant, advisor, independent contractor, officer, manager, employee, principal, agent, director or trustee of, or provide any services or advice to, any corporation, partnership, limited liability company, association person or other entity that was or is engaged in a Competing Business anywhere in the world, engage in a Competing Business anywhere in the world, or directly or indirectly own more than one percent (1%) of the outstanding equity of any such entity which is engaged in a Competing Business anywhere in the world. For purposes of this Section 5(c), a “Competing Business” is any business that competes with (or offers or markets any products or services of a type marketed by or competitive with) any products or services marketed by Employer or any of its subsidiaries or affiliates, including but not limited to the businesses described on Appendix B attached hereto and incorporated herein by reference. Executive acknowledges that Employer and its subsidiaries and affiliates do business throughout the world.

(d)    Standstill. In recognition of Executive’s unique position with Employer and Executive’s access to confidential information regarding Employer, Executive agrees that from the Employment Termination Date through the second anniversary of the Employment Termination Date, Executive will not (i) acquire, offer to acquire, or agree to acquire, directly or indirectly by purchase or otherwise, in excess of five percent (5%) of the voting securities or direct or indirect right to acquire in excess of five (5%) of the voting securities of Employer; (ii) make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Employer; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Employer or any of its securities or assets; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing actions; or (v) request that Employer, directly or indirectly, amend or waive any provisions of this Section 5(d).

(e)    Equitable Relief. Executive acknowledges and agrees that (i) any breach of this Agreement by Executive, including any breach of the terms of this Section 5, will cause Employer irreparable injury and damage, (ii) the provisions of this Agreement are necessarily of a special, unique and extraordinary nature and (iii) if Executive breaches or threatens to breach any such provisions, Employer shall be entitled, in addition to any other remedies and damages Employer could recover as a result of any such breach, to obtain equitable relief, including restraining orders or injunctions, both temporary and permanent, in order to prevent future violation thereof by Executive or any person with whom Executive may be affiliated. Further, Executive waives any requirement for Employer to post a bond in connection with any action relating to this Agreement.

(f)    Existing Obligations. Executive agrees to remain bound by and to comply with, and reaffirms Executive’s obligations under, any agreement or policy relating to confidential information, invention, non-solicitation, non-competition or similar matters to which Executive is now subject, and any award agreements, notwithstanding Executive’s voluntary resignation of employment with Employer or any conduct occurring prior to this date. The covenants and agreements set out in this Section 5 above are in addition to, and do not in any way cancel or supersede, any of such obligations or agreements.

(g)    Survival. The provisions of this Section 5 shall survive any termination of this Agreement.

(h)     Reformation. To the extent that any covenant set forth in this Section 5 shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant Employer the maximum protection and restrictions on Executive’s activities permitted by applicable law in such circumstances.

6.    Non-Disparagement; Non-Contact; No Re-Employment.

(a)    Non-Disparagement. Executive agrees to conduct himself in a professional and positive manner in all of his dealings, communications and contacts concerning Employer, his employment with Employer or his separation from employment with Employer. Executive agrees not to denigrate, disparage, or make any derogatory or negative statements about Employer or its subsidiaries or affiliates or any of their respective present or former directors, officers, or employees. In particular, Executive agrees not to make any derogatory or negative statements about Employer (including any subsidiaries or affiliates), its business plans, policies and practices, or about any of its present or former officers, directors, or employees to customers, competitors, suppliers, employees, former employees, members of the public (including but not limited to in any internet publication, posting, message board, blog or the like), members of the media, or any other person, nor shall Executive take any action to harm or adversely affect the reputation or goodwill of Employer. Nothing in this Section 6(a) shall prevent Executive from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including but not limited to assisting in the prosecution of claims not released by this Agreement or assisting in an investigation or proceeding brought by any governmental or regulatory body.
(b)    Non-Contact.    During the period from the Employment Termination Date through the second anniversary of the Employment Termination Date, Executive shall not communicate with (including in response to any communications initiated by others) or contact any directors, employees or joint venture partners of the Employer or any of its subsidiaries or affiliates as of the date of this Agreement; provided, however, that the prohibition set for in this Section 6(b) shall not apply to communications between Executive and the Company’s Chairman of the Board or General Counsel.
(c)     No Re-Employment.    Executive will never apply for or seek employment with Employer or any of its subsidiaries or affiliates, or be employed by any such entity, and agrees that Employer or such subsidiary or affiliate may refuse to employ him (or, if he has already been employed, dismiss him following discovery of that fact) without liability.

7.    Legal Proceedings. Executive agrees to cooperate with Employer or any of its subsidiaries or affiliates and their legal counsel, and to furnish any and all complete and truthful information, testimony or affidavits, in connection with any matter that arose during his employment with Employer, or in connection with any litigation, governmental proceeding or investigation, arbitration or claim, that in any way relates to the business or operations of Employer or of any of its subsidiaries or affiliates, or of which Executive may have any knowledge or involvement. Executive will make his best efforts to consult with and provide information to Employer or any of its subsidiaries or affiliates and their legal counsel concerning all such matters, and appear as and when requested to provide any such information, assistance or testimony on reasonable notice. The parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment or other business activity in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony, sworn statement or declaration that is not complete and truthful. If Employer or any of its subsidiaries or affiliates requires Executive to travel outside the metropolitan area in the United States where he then resides to provide any testimony or otherwise provide any such assistance, then Employer agrees to reimburse Executive for any reasonable, customary and necessary travel and lodging expenses incurred by Executive to do so provided Executive submits all documentation required under Employer’s reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Employer to deduct those expenses. Nothing in this Agreement shall prevent Executive from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

8.    General Provisions.

(a)    Entire Agreement. This Agreement incorporates by this reference the Preliminary Statement hereto. Each party represents and warrants that any facts relating to such party that are contained in the Preliminary Statement are true. This Agreement and any agreement, instrument or document to be executed in connection herewith (as referenced herein) contain the parties’ entire understanding and agreement with respect to the subject matter hereof (the termination of Executive’s employment and directorships with Employer and its subsidiaries and affiliates and the treatment of the outstanding equity awards currently held by Executive and the release of any potential related claims). Any discussions, agreements, promises, representations, warranties or statements between the parties or their representatives (whether or not conflicting or inconsistent) that are not expressly contained or incorporated herein shall be null and void and are merged into this Agreement, except that any confidentiality agreement, non-solicitation agreement, non-competition agreement, invention assignment, equity award agreement or other agreement between Employer and Executive, expressly covering a party’s rights after termination of employment, shall remain in full force and effect, in accordance with its terms, after the execution of this Agreement, except to the extent specified in this Agreement

(b)    Modification, Amendment and Waiver. Neither this Agreement, nor any part hereof, may be modified or amended orally, by trade usage or by course of conduct or dealing, but only by and pursuant to an instrument in writing duly executed and delivered by the party sought to be charged therewith. No covenant or condition of this Agreement can be waived, except by the written consent of the party entitled to receive the benefit thereof. Forbearance or indulgence by a party in any regard whatsoever shall not constitute a waiver of a covenant or condition to be performed by the other party to which the same may apply, and, until complete performance by such other party of such covenant or condition, the party entitled to receive the benefit thereof shall be entitled to invoke any remedy available to it under this Agreement, at law, in equity, by statute or otherwise, despite such forbearance or indulgence.

(c)    Successors, Assigns and Third Party Beneficiaries. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns and is freely assignable by Employer. Except as expressly provided herein, neither this Agreement nor any rights hereunder may be assigned or transferred, and no duties may be delegated, by any party hereto without the prior written consent of the other party hereto. Each subsidiary or affiliate of Employer (and their predecessors, successors and assigns) shall be a third-party beneficiary of this Agreement, as if such subsidiary or affiliate was the “Employer” hereunder.

(d)    Construction. This Agreement shall not be construed more strictly against one party than against another party merely by virtue of the fact that this Agreement may have been physically prepared by such party, or such party’s counsel, it being agreed that all parties, and their respective counsel, have mutually participated in the negotiation and preparation of this Agreement. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any person include such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) “including” is not limiting; (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified; (viii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (ix) general or specific references to any law means such law as amended, modified, codified or re-enacted, in whole or in part, and in effect from time to time.

(e)    Governing Law. This Agreement is deemed to have been entered into and accepted in the State of Missouri, and all questions with respect to the formation and construction of this Agreement, and the rights and obligations of the parties hereto, shall be governed by and determined in accordance with the laws of the State of Missouri, which are applicable to agreements entered into and performed entirely within such State, without giving effect to the choice or conflicts of law provisions thereof. Each of Employer and Executive hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement may be filed, tried and litigated in the Circuit Court of Saint Louis County, Missouri or (if federal jurisdiction exists) the United States District Court for the Eastern District of Missouri. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts, and any claim that either such forum is not a convenient or not the most convenient forum. In the event of a breach of this Agreement, the breaching party agrees to pay all costs of enforcement and collection of any and all remedies and damages, including reasonable attorneys’ fees.

(f)    Severability. If any Section (or part thereof) of this Agreement is found by a court of competent jurisdiction to be contrary to, prohibited by or invalid under any applicable law, such court may modify such Section (or part thereof) so, as modified, such Section (or part thereof) will be enforceable and will to the maximum extent possible comply with the apparent intent of the parties in drafting such Section (or part thereof). No such modification or omission of a Section (or part thereof) shall in any way affect or impair such Section (or part thereof) in any other jurisdiction.

(g)    Captions. The captions, headings and titles of the various Sections of this Agreement are for convenience of reference only, and shall not be deemed or construed to limit or expand the substantive provisions of such Sections.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement. A facsimile signature is as good as an original.

9.    Execution and Delivery. This Agreement was presented to Executive on April 30, 2014. Executive has been advised to take this Agreement home, read it, and carefully consider all of its provisions before signing it and consult with an attorney or attorneys of his choice. Executive will have until noon, Central Daylight Time, on May 3, 2014 to consider, sign and return this Agreement to David F. Morris, Aegion Corporation, 17988 Edison Avenue, St. Louis, Missouri 63005, e-mail: dmorris@aegion.com. If Executive fails to return this Agreement on a timely basis, this Agreement shall be null, void and of no force or effect with respect to either Executive or Employer.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year written below.

EXECUTIVE:	EMPLOYER:

AEGION CORPORATION.

/s/ J. Joseph Burgess	By: /s/ David F. Morris
Name: J. Joseph Burgess	Name: David F. Morris
Title: Senior Vice President, Chief Administrative Officer and General Counsel
Date: May 3, 2014	Date: May 4, 2014

Appendix A

Offices and Directorships of J. Joseph Burgess
With Aegion Corporation Subsidiaries

Company	Jurisdiction of Incorporation	Offices and Directorships
Affholder, Inc.	Missouri	Director
Brinderson Constructors, Inc.	California	Director
Brinderson Holdings, Inc.	Delaware	Director
Brinderson Services, LLC	Delaware	Manager
Commercial Coating Services International, LLC	Texas	Manager
Corrpro Canada Holdings, Inc.	Delaware	Director
Corrpro Canada, Inc.	Alberta, Canada	Director
Corrpro Companies International, Inc.	Nevada	Director
Corrpro Companies, Inc.	Ohio	Director
Corrpro Holdings, LLC	Delaware	Manager
CRTS, Inc.	Oklahoma	Director
Energy & Mining Holding Company, LLC	Delaware	Manager
Fibrwrap Construction Services, Inc.	Delaware	Director
Fibrwrap Construction Services, Ltd.	British Columbia, Canada	Director
Fibrwrap Construction Services USA, Inc.	Delaware	Director
Fyfe Co., LLC	Delaware	Manager
General Energy Services, Inc.	California	Director
Hartcotec de Mexico S.A. de C.V.	Mexico	Director
INA Acquisition Corp.	Delaware	Director, President and CEO
Infrastructure Group Holdings, LLC	Delaware	Manager
Insituform Technologies USA, LLC	Delaware	Manager
Insituform Technologies, LLC	Delaware	Manager
ITI International Services, Inc.	Delaware	Director, President and CEO
Kinsel Industries, Inc.	Texas	Director
Mississippi Textiles Corporation	Mississippi	Director
Ocean City Research Corporation	New Jersey	Director
Specialized Fabrics, LLC	Washington	Manager
The Bayou Companies, LLC	Delaware	Manager
United Pipeline Middle East, Inc.	Delaware	Director
United Pipeline Systems, Inc.	Nevada	Director
United Pipeline Systems International, Inc.	Delaware	Director

Appendix B
Descriptions of Competing Business

A “Competing Business” for purposes of Section 5(c) of this Agreement includes but is not limited to the following:

(a) a business that provides products and/or services for the trenchless rehabilitation of sewers, pipelines and other conduits using a tube or liner and provides such products and/or services to the sewer, water or energy and mining infrastructure markets;

(b) a business that develops, produces, sells and installs glass and fiber reinforced polymer composite systems for infrastructure projects and assesses the condition of such infrastructure for strengthening with glass and fiber reinforced polymer composite systems or a system, service or product that is an alternative to the same;

(c) a business that provides corrosion control services and products including, but not limited to:

1.	Cathodic protection and corrosion monitoring services and materials, including construction and installation;

2.	Corrosion prevention engineering and consulting services for a wide variety of applications such as storage tanks, energy, environmental and infrastructure;

3.	Nondestructive testing;

4.
Coatings services, including application, consulting, engineering, failure analysis, inspection, instrument sales, materials selection, project management, research, software development or sale, stray current control, testing and training;

5.	Pipeline integrity services;

6.	Pipeline surveys;

7.	Anodic protection;

8.	Development and sale of corrosion control related software or interpreting and managing corrosion control related data and assessing risk;

9.	Remote monitoring;

10.	Corrosion related research, testing and analysis;

11.	Manufacture and supply of anodes and other corrosion control materials;

12.	Assembly and/or supply of materials used in such applications; and

13.	Corrosion control contract and construction management services.

(d) a business that installs anti-abrasion and/or anticorrosion products and services for the lining of new and existing pipelines and passageways for industrial, mineral, oil and gas piping systems;

(e) a business that provides:

1.	Pipeline protection services such as the application of corrosion coatings to field girth welds, both externally and internally, and robotic inspection of internally coated field joints;

2.	Custom field coating of fillings, bends, headers and a wide range of other pipeline appurtenances; and

3.	Engineering and technology services in the manufacture and supply of coating plants for epoxy coat pipe and rebar by customers.

(f) a business that provides anti-abrasion, anticorrosion protection and/or flow efficiency coatings to pipes or pipeline systems used in the transportation of natural gas, oil and gas, which include, but are not limited to:

1.	Fusion bond epoxy (FBE) coating, internal diameter (ID) coating, concrete weight coating, thermal spray aluminum, C-therm polyurethane foam, fluid joint and insulating coating;

2.	Anode installation; and

3.	Handling, loading and project management and ancillary services.

(g) a business that provides custom coating and field joint coating of pipe, fabrications, valves, bends, fittings and other pipeline appurtenances used in the transportation of natural gas, oil and gas and which includes but is not limited to fusion bond epoxy (FBE), epoxy, ureathane and other polymer coating; and/or

(h) a business that provides maintenance, construction, engineering, design and/or turnaround services for the upstream and/or downstream oil and/or gas markets.

EXHIBIT A

FORM OF RESIGNATION LETTER

May 3, 2014

Board of Directors
Aegion Corporation
17988 Edison Avenue
Chesterfield, Missouri 63005-1195

Ladies and Gentlemen:

Effective immediately, I hereby terminate my employment with the Company and resign as President and Chief Executive Officer and director of Aegion Corporation (the “Company”). I also resign, effective immediately, from the offices and directorships (or similar positions) of the Company’s subsidiaries and affiliates as listed on Appendix A to the Executive Severance and Release Agreement dated May 3, 2014 by and between the Company and me and incorporated by reference herein.

Very truly yours,

J. Joseph Burgess

APPROVED AND ACCEPTED:

__________________________________
Alfred L. Woods
Chairman of the Board